Exhibit 99.1

SunLink Health Systems, Inc. Announces Fiscal 2004 Third Quarter Results

    ATLANTA--(BUSINESS WIRE)--May 13, 2004--SunLink Health Systems, Inc. (AMEX: SSY) today announced net earnings of $329,000, or $0.05 per diluted share, for the quarter ended March 31, 2004, compared to net earnings of $643,000, or $0.12 per diluted share, for the quarter ended March 31, 2003. For the nine months ended March 31, 2004, SunLink reported a net loss of $879,000, or $0.14 per diluted share, compared to net earnings of $92,000, or $0.02 per diluted share, for the nine months ended March 31, 2003. Although the newly acquired HealthMont hospitals contributed to operating profit for the quarter ended March 31, 2004, net earnings for the three and nine month periods of the current year declined from the prior year primarily due to higher interest expense from debt incurred in connection with the HealthMont acquisition.
    Consolidated net revenues for the three months ended March 31, 2004 and 2003 were $29,995,000 and $20,758,000, respectively, representing an increase of 44.5% for the three months ended March 31, 2004 from the comparable period in 2003. The increased net revenues resulted from the two acquired HealthMont hospitals, an 8.8% increase in same-store admissions, and a 16.8% increase in same-store equivalent admissions. Surgeries also increased 13.9% on a same-store basis. The Company has added 36 net additional physicians to the medical staffs of its facilities over the past 21 months (including 7 additional physicians in the quarter ended March 31, 2004). The new physicians have contributed much of the increased volume. Net revenues for the three months ended March 31, 2004 included $385,000 for settlements and filings of prior-year third-party payor issues.
    Consolidated net revenues for the nine months ended March 31, 2004 and 2003 were $81,436,000 and $59,453,000, respectively, representing an increase of 37.0% in the current period. The increase in net revenues resulted from the two acquired HealthMont hospitals, a 14.9% increase in same-store admissions, a 14.3% increase in same-store equivalent admissions and a 1.3% increase in same store surgeries. For the nine months ended March 31, 2004 and 2003, net revenues included $545,000 and $953,000, respectively, for settlements and filings of prior-year third-party payor issues.
    The Company had an operating profit for the quarter ended March 31, 2004 of $1,658,000 compared to an operating profit for the quarter ended March 31, 2003 of $1,298,000. For the nine months ended March 31, 2004, Sunlink reported an operating profit of $3,406,000 compared to an operating profit of $3,385,000 for the nine months ended March 31, 2003.
    Commenting on the results and recent company activities, Robert M. Thornton, Jr., chairman and CEO of SunLink, stated, "We are encouraged by our community hospitals' continued strong increase in same-store revenues and operating profit and the improved results of the newly acquired HealthMont hospitals."
    The two community hospitals acquired by SunLink from HealthMont, Inc. on October 3, 2003 are included in the results for the period from October 3, 2003 through March 31, 2004. SunLink acquired Memorial Hospital of Adel, a 60-bed acute-care facility in Adel, Georgia, which includes a 95-bed nursing home, and Callaway Community Hospital, a 49-bed acute-care facility in Fulton, Missouri, in connection with the HealthMont merger.
    SunLink recently announced it has entered into a definitive agreement to sell its Mountainside Medical Center in Jasper, Georgia, for approximately $40 million. This transaction, which is subject to various conditions and approvals, is expected to be completed in SunLink's fourth fiscal quarter ended June 30, 2004. The financial statements for current and prior periods have been adjusted to reflect the results of Mountainside Medical Center in discontinued operations. "Upon completion of the sale of Mountainside Medical Center, we expect to reduce our debt by approximately $35 million, which will significantly improve our balance sheet and allow us to make further capital improvements at our existing hospitals, to seek out selective strategic acquisitions which complement our hospital portfolio and to pursue other opportunities to further enhance shareholder value," Mr. Thornton stated.
    SunLink Health Systems, Inc. currently operates eight community hospitals, including Mountainside Medical Center, and related businesses in the Southeast and Midwest. Each SunLink facility is the only hospital in its community. SunLink's operating strategy is to link patients' needs with dedicated physicians and health professionals to deliver quality, efficient medical care in each community it serves. For additional information on SunLink Health Systems, Inc, please visit the Company's website at www.sunlinkhealth.com
    The Company will conduct a conference call on Thursday, May 13, 2004 at 11:00 a.m. (EDT) to discuss its quarterly results. To participate in the conference call, please dial 1-800-391-9281. A replay of the call will be available shortly after the call and will continue to be available for 90 days by dialing 1-800-839-6713 and entering passcode 6321874 when prompted.
    This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the Company's business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the Annual Report on Form 10-K for the year ended June 30, 2003 and other filings with the Securities and Exchange Commission which can be located at www.sec.gov.


SUNLINK HEALTH SYSTEMS, INC. ANNOUNCES
FISCAL 2004 THIRD QUARTER RESULTS
Amounts in 000's, except per share amounts




CONSOLIDATED STATEMENTS OF            Three              Nine
 EARNINGS                           Months Ended      Months Ended
                                     March 31,          March 31,
                                  -----------------  -----------------

                                     2004     2003      2004     2003
                                   -------  -------   -------  -------

Net Revenues                      $29,995  $20,758   $81,436  $59,453
Cost of Patient Service Revenues:
  Salaries, wages and benefits     14,838    9,770    39,017   28,217
  Provision for bad debts           2,270    2,259     8,286    6,419
  Supplies                          3,531    2,532     9,494    7,060
  Purchased services                1,795    1,444     5,255    4,194
  Other operating expenses          4,668    2,679    12,574    7,923
  Rents and leases                    696      505     1,998    1,457
  Depreciation and amortization       539      271     1,406      798
                                   -------  -------   -------  -------
Operating Profit                    1,658    1,298     3,406    3,385

  Interest Income (Expense) - net  (1,192)    (733)   (3,399)  (2,034)
  Merger expenses                               -                (411)
                                   -------  -------   -------  -------

Earnings from Continuing
 Operations Before Income Taxes       466      565         7      940
Income Tax Expense                     61       70       187      229
                                   -------  -------   -------  -------
Earnings (Loss) from Continuing
 Operations                           405      495      (180)     711

Earnings (Loss) from Discontinued
 Operations                           (76)     148      (699)    (619)
                                   -------  -------   -------  -------

  Net Earnings (Loss)             $   329  $   643   $  (879) $    92
                                   =======  =======   =======  =======
Earnings (Loss) Per Share from Continuing
 Operations:
      Basic                       $  0.06  $  0.10   $ (0.03) $  0.14
                                   =======  =======   =======  =======
      Diluted                     $  0.06  $  0.09   $ (0.03) $  0.13
                                   =======  =======   =======  =======
Earnings (Loss) Per Share from
 Discontinued Operations:
      Basic                       $ (0.01) $  0.03   $ (0.12) $ (0.12)
                                   =======  =======   =======  =======
      Diluted                     $ (0.01) $  0.03   $ (0.11) $ (0.12)
                                   =======  =======   =======  =======
Net Earnings (Loss) Per Share:
      Basic                       $  0.05  $  0.13   $ (0.15) $  0.02
                                   =======  =======   =======  =======
      Diluted                     $  0.05  $  0.12   $ (0.14) $  0.02
                                   =======  =======   =======  =======
Weighted Average Common Shares
 Outstanding:
      Basic                         6,406    5,000     5,932    4,998
                                   =======  =======   =======  =======
      Diluted                       6,949    5,257     6,336    5,298
                                   =======  =======   =======  =======

  SUMMARY BALANCE SHEETS           March 31, June 30,
                                     2004     2003
                                   -------  -------
  ASSETS
  Cash                            $ 3,485  $ 1,773
  Other Current Assets             31,504   30,250
  Property Plant and Equipment,
   net                             34,206   20,539
  Long-term Assets                  5,225    2,632
                                   -------  -------
                                  $74,420  $55,194
                                   =======  =======
  LIABILITIES AND SHAREHOLDERS'
   EQUITY
  Current Liabilities             $32,622  $23,626
  Long-term Debt and Other
   Noncurrent Liabilities          32,569   25,095
  Shareholders' Equity              9,229    6,473
                                   -------  -------
                                  $74,420  $55,194
                                   =======  =======

    CONTACT: SunLink Health Systems, Inc., Atlanta
             Robert M. Thornton, Jr., 770-933-7000